EXHIBIT 99.1

Creative Medical Technology Holdings Announces Reverse Stock Split

Phoenix, AZ - June 9, 2023 - Creative Medical Technology Holdings, Inc. (“Creative Medical Technology” or the “Company”) (NASDAQ: CELZ), a biotechnology company focused on a regenerative approach to immunotherapy, endocrinology, urology, gynecology, and orthopedics, today announced that the company’s Board of Directors has approved a reverse stock split of its shares of common stock at a ratio of 1 for 10 (the “Reverse Stock Split”). The Reverse Stock Split will become effective at 9:00 a.m. Eastern time on June 12, 2023, and the Company’s common stock will open for trading on The Nasdaq Capital Market on a post-split basis on June 12, 2023 under the Company’s existing trading symbol “CELZ”. At such time, the Company’s common stock will also commence trading under new CUSIP number 22529Y 408.

We expect that the Reverse Stock Split will increase the market price per share of the Company’s common stock, bringing the Company into compliance with the $1.00 minimum bid price requirement for maintaining its listing on The Nasdaq Capital Market.

At the effective time of the Reverse Stock Split, every ten (10) shares of the Company’s common stock issued and outstanding will be combined into one (1) share of common stock issued and outstanding, with no change to the par value of $0.001 per share. This will reduce the Company’s outstanding common stock from approximately 14.1 million shares to approximately 1.4 million shares. The Reverse Stock Split will also reduce the authorized number of shares of the Company’s common stock from 50 million to 5 million. Fractional shares resulting from the Reverse Stock Split will be rounded up to the nearest whole share, and all currently issued shares of common stock held by a shareholder shall be aggregated for the purpose of determining whether the Reverse Stock Split would result in the issuance of a fractional share. The Reverse Stock Split will also result in an adjustment to the number of shares of common stock issuable upon exercise of the Company’s outstanding equity awards and warrants and a corresponding adjustment to the exercise prices of such securities.

Stockholders who hold their shares in electronic form do not have to take any action as the effect of the Reverse Stock Split will automatically be reflected in their accounts. Stockholders holding paper certificates may (but are not required to) send their certificates to the Company’s transfer agent, VStock Transfer LLC if they would like to exchange their certificate for a new certificate representing the post-split share amount.

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a biotechnology company dedicated to the advancement of identifying and translating novel biological therapeutics in the fields of immunotherapy, endocrinology, urology, gynecology, and orthopedics and is traded on NASDAQ under the ticker symbol CELZ. For further information about the Company, please visit www.creativemedicaltechnology.com.

Forward Looking Statements

This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission’s website at www.sec.gov.

Company Contact Creative Medical Technology IR@CreativeMedicalTechnology.com	Investor Relations Devin Sullivan, Managing Director The Equity Group Inc. dsullivan@equityny.com